EXHIBIT 5.1

[Letterhead of Squire, Sanders & Dempsey L.L.P.]

June 12, 2009

Board of Directors of HNI Corporation
408 East Second Street
Muscatine, Iowa 52761

Ladies and Gentlemen:

    We have acted as counsel to HNI Corporation, an Iowa corporation (the "Corporation"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Corporation with the Securities and Exchange Commission (the "Commission") relating to the registration of 1,000,000 additional shares of its Common Stock, $1.00 par value (the "Shares"), issuable pursuant to the Corporation's 2002 Members' Stock Purchase Plan (the "Plan").

    In that connection, we have examined a Resolution Adopted by the Board of Directors of the Corporation on February 11, 2009 authorizing the amendment to the Plan and the increase in the number of shares authorized under the Plan by 1,000,000 shares.  We have further examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.  For purposes of our opinion, we have assumed the availability of a sufficient number of authorized and unissued shares at the time of such issuance and we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

    Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

    We hereby consent to the Corporation filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ SQUIRE, SANDERS & DEMPSEY L.L.P.